EXHIBIT 99


         Franklin, New Jersey, April 15, 1998 -- Sussex Bancorp reported consolidated net income for the first three months of 1998 of $182,000, up 47% from the $124,000 earned in the same period of 1997. First quarter earnings, after adjusting for the dilutive effective of stock options was $0.26 compared to $0.18 for the same period in 1997.

         Assets climbed 19% to $122.2 million and net loans increased 2.8% to $68.6 million. Deposits increased for the first quarter of 1998 to $113.6 million over $95 million for the first quarter of 1997.

         Sussex Bancorp, through its subsidiary, Sussex County State Bank, operates seven branches in Franklin, Vernon, Sparta, Montague, Wantage and Newton in northwestern New Jersey. Shares of Sussex Bancorp (SBB) began initial trading on AMEX on February 20, 1998.










































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